EXHIBIT 99.3

THE SOUTHERN CONNECTICUT GAS COMPANY

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2014 AND 2013

Independent Auditor's Report

To the Board of Directors
of The Southern Connecticut Gas Company

We have audited the accompanying consolidated financial statements of The Southern Connecticut Gas Company (the "Company"), which comprise the consolidated balance sheets as of December 31, 2014 and December 31, 2013, and the related consolidated statements of income, comprehensive income, shareholder's equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Southern Connecticut Gas Company at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
March 27, 2015

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE SOUTHERN CONNECTICUT GAS COMPANY
CONSOLIDATED STATEMENT OF INCOME
(In Thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013

Operating Revenues	$377,748	$367,191

Operating Expenses
Operation
Natural gas purchased	187,492	190,402
Operation and maintenance	81,882	70,676
Depreciation and amortization	34,835	36,283
Taxes - other than income taxes	24,298	22,147
Total Operating Expenses	328,507	319,508
Operating Income	49,241	47,683

Other Income and (Deductions), net (Note A)	(570)	(412)

Interest Charges, net
Interest on long-term debt	13,374	13,374
Other interest, net	477	750
	13,851	14,124
Amortization of debt expense and redemption premiums	306	306
Total Interest Charges, net	14,157	14,430

Income Before Income Taxes	34,514	32,841

Income Taxes (Note E)	12,789	11,963

Net Income	$21,725	$20,878

THE SOUTHERN CONNECTICUT GAS COMPANY
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(In Thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013
Net Income	$21,725	$20,878
Other Comprehensive Income (Loss), net of income taxes
Changes in unrealized gains(losses) related to pension and other post-retirement benefit plans	(573)	877
Other	-	20
Total Other Comprehensive Income (Loss), net of income taxes	(573)	897
Comprehensive Income	$21,152	$21,775

The accompanying Notes to Consolidated Financial
Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013
Cash Flows From Operating Activities
Net income	$21,725	$20,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,141	36,589
Deferred income taxes	12,471	15,920
Pension expense	6,708	8,512
Regulatory activity, net	3,407	(1,670)
Other non-cash items, net	(2,756)	(189)
Changes in:
Accounts receivable, net	11,503	(2,751)
Unbilled revenues	(853)	(3,119)
Natural gas in storage	1,549	1,412
Prepayments	1,640	(1,031)
Accounts payable	3,665	(660)
Taxes accrued/refundable, net	(3,939)	(2,853)
Accrued liabilities	(4,097)	406
Accrued pension	(8,035)	(17,275)
Accrued other post-employment benefits	(2,727)	(2,825)
Other assets	1,803	(60)
Other liabilities	2,414	(2,068)
Total Adjustments	57,894	28,338
Net Cash provided by Operating Activities	79,619	49,216

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(64,692)	(49,665)
Intercompany receivable	-	2,000
Other	-	(7)
Net Cash (used in) Investing Activities	(64,692)	(47,672)

Cash Flows from Financing Activities
Payment of common stock dividend	(11,200)	-
Distribution of capital	(10,000)	(17,200)
Intercompany payable	(1,000)	16,000
Net Cash (used in) provided by Financing Activities	(22,200)	(1,200)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(7,273)	344
Balance at beginning of period	7,701	7,357
Balance at end of period	$428	$7,701

Cash paid during the period for:
Interest (net of amount capitalized)	$13,593	$13,955
Income taxes	$1,595	$670

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$4,370	$2,450

The accompanying Notes to Consolidated Financial
Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
CONSOLIDATED BALANCE SHEET
December 31, 2014 and 2013

ASSETS
(In Thousands)

	2014	2013
Current Assets
Unrestricted cash and temporary cash investments	$428	$7,701
Accounts receivable less allowance of $1,400 and $2,968, respectively	61,093	71,028
Unbilled revenues	22,310	21,457
Current regulatory assets (Note A)	21,642	16,557
Deferred income taxes (Note E)	-	244
Natural gas in storage, at average cost	42,866	35,510
Materials and supplies, at average cost	2,060	3,438
Refundable taxes	5,172	2,812
Prepayments	782	2,422
Other	278	-
Total Current Assets	156,631	161,169

Other investments	10,832	10,280

Net Property, Plant and Equipment (Note A)	592,484	532,835

Regulatory Assets (Note A)	101,178	127,506

Deferred Charges and Other Assets
Unamortized debt issuance expenses	3,739	4,045
Goodwill (Note A)	134,931	134,931
Other	-	598
Total Deferred Charges and Other Assets	138,670	139,574

Total Assets	$999,795	$971,364

The accompanying Notes to Consolidated Financial
Statements are an integral part of the financial statements

THE SOUTHERN CONNECTICUT GAS COMPANY
CONSOLIDATED BALANCE SHEET
December 31, 2014 and 2013

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2014	2013
Current Liabilities
Current portion of long-term debt (Note B)	$2,517	$2,517
Accounts payable	46,352	40,767
Accrued liabilities	14,927	19,024
Current regulatory liabilities (Note A)	5,360	10,031
Deferred income taxes (Note E)	8,458	-
Interest accrued	2,437	1,864
Taxes accrued	4,333	5,912
Intercompany payable	15,000	16,000
Total Current Liabilities	99,384	96,115

Deferred Income Taxes (Note E)	17,398	14,088

Regulatory Liabilities (Note A)	157,720	165,096

Other Noncurrent Liabilities
Pension accrued (Note G)	42,496	30,689
Other post-retirement benefits accrued (Note G)	16,743	16,890
Other	14,029	14,265
Total Other Noncurrent Liabilities	73,268	61,844

Commitments and Contingencies (Note J)

Capitalization
Long-term debt, net of unamortized premium (Note B)	230,681	233,198

Noncontrolling interest (Note A)	20,369	-

Common Stock Equity
Common stock	18,761	18,761
Paid-in capital	369,737	379,737
Retained earnings	12,718	2,193
Accumulated other comprehensive income (loss)	(241)	332
Net Common Stock Equity	400,975	401,023

Total Capitalization	652,025	634,221

Total Liabilities and Capitalization	$999,795	$971,364

The accompanying Notes to Consolidated Financial
Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2014 and 2013
(Thousands of Dollars)

				Retained	Accumulated
				Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance as of December 31, 2012	1,407,072	$18,761	$396,937	$(18,685)	$(565)	$396,448

Net income				20,878		20,878
Other comprehensive loss, net of income taxes					897	897
Distribution of capital			(17,200)			(17,200)
Payment of common stock dividend						-
Balance as of December 31, 2013	1,407,072	$18,761	$379,737	$2,193	$332	$401,023

Net income				21,725		21,725
Other comprehensive loss, net of income taxes					(573)	(573)
Distribution of capital			(10,000)			(10,000)
Payment of common stock dividend				(11,200)		(11,200)
Balance as of December 31, 2014	1,407,072	$18,761	$369,737	$12,718	$(241)	$400,975

The accompanying Notes to Consolidated Financial
Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

(A)	STATEMENT OF ACCOUNTING POLICIES

The Southern Connecticut Gas Company (SCG) engages in natural gas transportation, distribution and sales operations in Connecticut serving approximately 190,000 customers in service areas totaling approximately 522 square miles.  The service territory extends along the southern Connecticut coast from Westport to Old Saybrook and includes the communities of Bridgeport and New Haven.  The population of this area is approximately 831,000, which represents approximately 23% of the population of the State.  In 2014, SCG expanded into Essex, Connecticut.  Of SCG's 2014 retail revenues, 60.4% were derived from residential sales, 25.1% from commercial sales, 11.4% from industrial sales and 3.1% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting cooler weather.

SCG is the principal operating utility of Connecticut Energy Corporation (CEC), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings).  CEC is a holding company whose sole business is ownership of its operating regulated gas utility.  SCG is regulated by the Connecticut Public Utilities Regulatory Authority (PURA).

Accounting Records

The accounting records of SCG are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP) and in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

Basis of Presentation

The preparation of consolidated financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The Consolidated Financial Statements include the accounts of all variable interest entities (VIEs) where SCG has identified that it is the primary beneficiary.

SCG has evaluated subsequent events through the date its consolidated financial statements were available to be issued, March 27, 2015.

Variable Interest Entities

On July 31, 2014, United Resources, Inc. (URI), a wholly owned subsidiary of UIL Holdings, purchased from Iberdrola USA, Inc. and certain of its subsidiaries, all of the outstanding equity of certain entities (the Purchased Entities) owning (a) a 14.6 million gallon liquefied natural gas (LNG) storage tank operated by SCG and located on property owned by SCG in Milford, Connecticut (the Tank), (b) certain equipment, materials and supplies used in or useful for the operation of the Tank (together with the Tank, the Assets) and (c) the LNG inventory, for a cash purchase price of approximately $20.3 million.  The structure and the pricing of the transaction are intended to maintain the current regulatory structure of the Purchased Entities and the Assets, and have no impact on customers.  The Assets earn a rate of return equal to SCG's allowed rate of return.  The Purchased Entities have been identified as Variable Interest Entities (VIEs).  SCG has been determined to be the primary beneficiary as SCG has the power to direct significant activities at the Purchased Entities with SCG operating the storage tank and all of the revenues at the Purchased Entities being derived from SCG.  As a result, the Purchased Entities have been consolidated into the financial statements of SCG, which include total assets of $21.6 million and income of $0.7 million as of and for the year ended December 31, 2014.  Intercompany operating revenues and operation and maintenance operating expenses of $4.4 million and intercompany receivables and payables of $4.6 million have been eliminated upon consolidation.  The equity interests in the Purchased Entities held by URI are reflected as a noncontrolling interest in the accompanying Consolidated Balance Sheet.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

Allowance for Funds Used During Construction

SCG capitalizes allowance for funds used during construction (AFUDC), which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2014 and 2013 were 3.30% and 2.54%, respectively.

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

SCG's ARO, including estimated conditional AROs, consist primarily of obligations related to the removal or retirement of asbestos, polychlorinated biphenyl contaminated equipment, gas pipeline and cast iron gas mains.  The long-lived assets associated with the AROs are gas storage property, distribution property and other property.  SCG's ARO is carried on the consolidated balance sheet as other long-term liabilities.

ARO activity for 2014 and 2013 is as follows:

	2014	2013
	(In Thousands)
Balance as of January 1	$11,380	$11,189
Liabilities settled during the year	(409)	(397)
Accretion	597	588
Balance as of December 31	$11,568	$11,380

Cash and Temporary Cash Investments

SCG considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight‑line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management's estimate of useful life.  The aggregate annual provisions for depreciation for each of the years 2014 and 2013 were approximately 2.9% and 3.0%, respectively, of the original cost of depreciable property.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)
Weather Insurance Contracts

On an annual basis, SCG assesses the need for weather insurance contracts for the upcoming heating season in order to provide financial protection from significant weather fluctuations.  According to the terms of such contracts, if temperatures are warmer than normal at a prescribed level for the contract period, SCG will receive a payment; in addition, under certain of the contracts, if temperatures are colder than normal at a prescribed level for the contract period, SCG is required to make a payment.  The premiums paid are amortized over the terms of the contracts.  The intrinsic value of the contracts is carried on the consolidated balance sheet with changes in value recorded in the income statement as Other Income and (Deductions).

In September 2014, SCG entered into a weather insurance contract for the winter period of November 1, 2014 through April 30, 2015.  If temperatures are warmer than normal, SCG will receive a payment up to a maximum of $3 million. The contract had no value at December 31, 2014 since temperatures were colder than normal.

In September 2013, SCG entered into a weather insurance contract for the winter period of November 1, 2013 through April 30, 2014.  During the contract period, temperatures were colder than normal and SCG made a payment of $2 million upon expiration of the contract.

Goodwill

SCG may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two-step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  The estimated fair values for the reporting units are determined by using the income approach and the market approach methodologies.

The income approach is based on discounted cash flows which are derived from internal forecasts and economic expectations.  Key assumptions used to determine fair value under the income approach include the cash flow period, terminal values based on a terminal growth rate, and the discount rate.  The discount rate represents the estimated cost of debt and equity financing weighted by the percentage of debt and equity in a company's target capital structure.

The market approach utilizes the guideline company method, which calculates valuation multiples based on operating and valuation metrics from publicly traded guideline companies in the regulated natural gas distribution industry.  Multiples derived from the guideline companies provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for an investment in a similar company.  These multiples are then applied to the appropriate operating metric to determine indications of fair value.

If the carrying amount of a reporting unit exceeds the reporting unit's fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit's goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit's identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2014, the fair value of SCG exceeded its carrying value and therefore Step two was not performed and no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2014 that would make it more likely than not that the fair value fell below the carrying value.

Impairment of Long‑Lived Assets and Investments

Accounting Standards Codification (ASC) 360 "Property, Plant, and Equipment" requires the recognition of impairment losses on long‑lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate‑regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under "Regulatory Accounting", determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition SCG.  At December 31, 2014, SCG did not have any assets that were impaired under this standard.

Income Taxes

In accordance with ASC 740 "Income Taxes," SCG has provided deferred taxes for all temporary book‑tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, SCG has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, SCG normalizes all investment tax credits (ITCs) related to recoverable plant investments.  There were no accumulated investment tax credits as of December 31, 2014 and 2013.

Under ASC 740, SCG may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  SCG's policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See Note (E), Income Taxes for additional information.

Pension and Other Postretirement Benefits

SCG accounts for pension plan costs and other postretirement benefits, consisting principally of health care, prescription drug and life insurance, in accordance with the provisions of ASC 715 "Compensation - Retirement Benefits."  See Note (G), Pension and Other Benefits.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including AFUDC.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

SCG accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 "Regulated Operations," the accrued costs of removal have been recorded as a regulatory liability.

SCG's property, plant and equipment as of December 31, 2014 and 2013 were comprised as follows:

	2014	2013
	(In Thousands)
Gas distribution plant	$689,928	$642,574
Software	2,208	1,912
Land	3,748	3,748
Building and improvements	21,779	21,460
VIE property, plant & equipment	17,007	-
Other plant	27,378	27,605
Total property, plant & equipment	762,048	697,299
Less accumulated depreciation	191,052	170,630
	570,996	526,669
Construction work in progress	21,488	6,166
Net property, plant & equipment	$592,484	$532,835

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow SCG to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of ASC 980 "Regulated Operations."  In accordance with ASC 980, SCG has deferred recognition of costs (a regulatory asset) or has recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  SCG is allowed to recover all such deferred costs through its regulated rates.  See Note (C), Regulatory Proceedings, for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

If SCG, or a portion of its assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  SCG expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the SCG's earnings and retained earnings in that year and could also have a material adverse effect on SCG's ongoing financial condition.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

Unless otherwise stated below, all of SCG's regulatory assets earn a return.  SCG's regulatory assets and liabilities as of December 31, 2014 and 2013 included the following:

	Remaining Period	December 31, 2014	December 31, 2013
		(In Thousands)
Regulatory Assets:
Pension and other post-retirement benefit plans	(a)	$78,590	$73,231
Hardship programs	(b)	17,932	22,339
Deferred purchased gas	(c)	-	3,643
Debt premium	5 to 23 years	19,198	21,715
Unfunded future income taxes	(d)	-	16,776
Other	(e)	7,100	6,359
Total regulatory assets		122,820	144,063
Less current portion of regulatory assets		21,642	16,557
Regulatory Assets, Net		$101,178	$127,506

Regulatory Liabilities:
Pension and other post-retirement benefit plans	(a)	6,319	11,165
Asset removal costs	(e)	94,122	92,239
Unfunded future income taxes	(d)	26,318	41,953
Low income program	(f)	19,065	25,300
Deferred purchased gas	(c)	2,455	-
Non-firm margin sharing credits	10 years	4,396	-
Other	(e)	10,405	4,470
Total regulatory liabilities		163,080	175,127
Less current portion of regulatory liabilities		5,360	10,031
Regulatory Liabilities, Net		$157,720	$165,096

(a) Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) Pension and Other Benefits for additional information.
(b) Hardship customer accounts deferred for future recovery to the extent they exceed the amount in rates.
(c) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(d) The balance will be extinguished when the asset, which is fully offset by a corresponding liability, or liability has been realized or settled, respectively.
(e) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(f) Various hardship and payment plan programs approved for recovery.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)
New Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition.  ASU 2014-09 requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively.  SCG is currently evaluating the effect that adopting this new accounting guidance will have on our consolidated financial statements.

B)	CAPITALIZATION

Common Stock

SCG had 1,407,072 shares of its common stock, $13.33 par value, outstanding as of December 31, 2014 and 2013.

Long-Term Debt

	December 31,
	2014	2013
	(In Thousands)
Senior Secured Notes:
7.50% Medium Term Note IV, due December 15, 2018	$50,000	$50,000
3.88% Medium Term Note IV, due September 22, 2021	25,000	25,000
5.778% Medium Term Note III, due November 1, 2025	25,000	25,000
7.95% Medium Term Note I, due August 5, 2026	15,000	15,000
6.88% Medium Term Note I, due September 11, 2028	14,000	14,000
5.772% Medium Term Note III, due December 1, 2035	20,000	20,000
6.38% Medium Term Note III, due September 15, 2037	40,000	40,000
5.39% Medium Term Note IV, due September 22, 2041	25,000	25,000

Long-Term Debt	214,000	214,000
Less: Current portion of long-term debt (1)	2,517	2,517
Plus: Unamortized premium	19,198	21,715
Net Long-Term Debt	$230,681	$233,198

(1)	Includes the current portion of unamortized premium.

Substantially all of SCG's properties are pledged as collateral for the Senior Secured Medium Term Notes.

The fair value of SCG's long-term debt was $273.7 million and $251.7 million as of December 31, 2014 and 2013, respectively, which was estimated by SCG based on market conditions.  The expenses to issue long‑term debt are deferred and amortized over the life of the respective debt issue.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2015	2016	2017	2018	2019 & Thereafter	Total
	(In Thousands)
Maturities:	$-	$-	$-	$50,000	$164,000	$214,000

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

(C)	REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

SCG's rates are established by PURA.  The allowed return on equity established by PURA is 9.36%.  Additionally, SCG has a purchased gas adjustment clause, approved by PURA, which enables them to pass their reasonably incurred cost of gas purchases through to customers.  This clause allows utilities to recover costs associated with changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Other Proceedings

On June 14, 2013, Connecticut Natural Gas (CNG), SCG and Yankee Gas Services Company, an unrelated regulated gas distribution company, filed a comprehensive joint 10-year natural gas expansion plan ("Expansion Plan") with PURA and DEEP. The plan was in response to the gas expansion goals proposed in the Connecticut Governor's Comprehensive Energy Strategy and Public Act 13-298.  The Expansion Plan included a set of recommendations designed to help meet the statewide goal of adding approximately 280,000 new customers (approximately 200,000 of which relate to CNG and SCG), including providing more flexibility to minimize a new customer's contribution to the cost to serve them, providing tools to help fund natural gas conversion costs, establishing a process to extend natural gas service for interested customers who are further away from the main gas line, and  allowing utilities to secure additional pipeline capacity coming into Connecticut.  PURA issued its final Decision on November 22, 2013 approving new System Expansion (SE) rates exclusively for new on and off-main customers commencing service on or after January 1, 2014.  These rates include a 10% premium distribution component for on-main customers and a 30% premium for off-main customers.  The SE rates are complemented by new business rules that extend the Companies' financial hurdle rate model from a 20-year to a 25-year time horizon, which will reduce the customer's contributions to any construction costs, and allow the grouping of customers to help reduce or eliminate new customer contributions to system expansion.  A separate new business reconciliation mechanism was also approved that reconciles the actual new business revenue requirements each year with the revenues received from the new business customers.   As a result of the reconciliation, any shortfall or surplus in revenues will be charged or credited to existing firm customers.  This ensures the timely recovery of new business capital investments and any associated expenses.

On June 11, 2014, PURA reopened the Expansion Plan Proceedings to modify the assignment of non-firm margin credits to comport with new statutory requirements that change the manner in which non-firm margin credits are allocated between existing customers and proposed gas expansion projects, and to consider a request made by CNG and SCG concerning the aggregating of potential customers when determining possible gas expansion projects.  SCG, CNG, Yankee Gas Services Company, the OCC and the Bureau of Energy & Technology Policy entered into a settlement agreement on these issues that was approved by PURA on January 14, 2015.  The settlement agreement specifically states how non-firm margin credits are to be allocated between existing customers and proposed gas expansion projects, streamlines reporting requirements for gas expansion projects, and among other issues, defines the methodology to be used for aggregating potential gas customers into possible gas expansion projects.

Gas Supply Arrangements

SCG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  SCG operates diverse portfolios of gas supply, firm transportation capacity, gas storage and peaking resources.  Actual reasonable gas costs incurred by SCG are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

SCG purchases the majority of their natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  SCG diversifies its sources of supply by amount purchased and location.  SCG primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

SCG acquires firm transportation capacity on interstate pipelines under long-term contracts and utilizes that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with SCG's distribution system and the other pipelines provide indirect services upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts for firm transportation capacity are regulated by the FERC.  The actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2014 are as follows:

(In Thousands)
2015	$62,992
2016	62,968
2017	59,608
2018	39,468
2019	33,470
2020-after	255,168
$513,674

SCG acquires firm underground natural gas storage capacity using long-term contracts and fills the storage facilities with gas in the summer for subsequent withdrawal in the winter months.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

SCG has the rights to 100% of the Liquefied Natural Gas (LNG) stored in a LNG facility which is directly attached to its distribution system.  SCG uses the LNG capacity as a winter peaking resource.

(D)	SHORT‑TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including SCG, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $150 million is available to SCG.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2014, SCG did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2014 totaled $306.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short‑term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and re-borrow funds, at its option, until the facility's expiration, thus affording it flexibility in managing its working capital requirements.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

(E)	INCOME TAXES

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In Thousands)
Income tax expense consists of:
Income tax provisions (benefits):
Current
Federal	$-	$(3,824)
State	318	(133)
Total current	318	(3,957)
Deferred
Federal	12,283	15,202
State	188	718
Total deferred	12,471	15,920

Total Income tax expense	$12,789	$11,963

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In Thousands)

Book income before income taxes	$34,514	$32,841

Computed tax at federal statutory rate	$12,080	$11,494
Increases (reductions) resulting from:
Removal costs	(508)	(703)
Uncollectible reserves and programs	992	794
State taxes, net of federal income tax benefits	329	380
Other items, net	(104)	(2)

Total income tax expense	$12,789	$11,963

Effective income tax rates	37.1%	36.4%

The significant portion of SCG's income tax expense, including deferred taxes, is recovered through its regulated utility rates. SCG's annual income tax expense and associated effective tax rate is impacted by differences between the timing of deferred tax temporary difference activity and deferred tax recovery. The Company's effective tax rate is also impacted by permanent differences between the book and tax treatment of certain costs.

SCG is subject to the United States federal income tax statutes administered by the Internal Revenue Service and the income tax statutes of the State of Connecticut.  SCG files with its parent, UIL Holdings, a consolidated federal income tax return and a combined Connecticut income tax return.  SCG determines a separate tax provision for this purpose and settles its income tax obligations in accordance with this methodology.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

In September 2013, the Internal Revenue Service issued final tangible property regulations that are meant to simplify, clarify and make more administrable previously issued guidance. SCG will comply with these regulations in a timely manner upon completing its evaluation of potential elections and the filing of its 2014 federal income tax return. Changes required and other changes under evaluation are not expected to have a significant impact on 2015 income tax expense, net balance sheet position or cash flows.

As of December 31, 2014 and December 31, 2013, SCG did not have any gross income tax reserves for uncertain tax positions.  As of December 31, 2014, tax years 2010 through 2014 are open and subject to federal and Connecticut audit.  Additionally, the federal returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under examination.  These examinations are anticipated to be completed in 2015.  SCG cannot predict the ultimate outcome of these reviews.

The following table summarizes SCG's deferred tax assets and liabilities as of December 31, 2014 and 2013:

	2014	2013
	(In Thousands)
Deferred income tax assets:
Post-retirement benefits	$18,824	$15,468
Accrued removal obligation	37,621	37,768
Tax regulatory liability - gross up	10,584	10,193
Debt premium	6,651	7,655
Other	8,583	11,142
	$82,263	$82,226

Deferred income tax liabilities:
Plant basis and accelerated depreciation timing differences	$75,030	$58,501
Regulatory deferrals related to pension and other post-retirement benefits	23,310	18,756
Other regulatory deferrals	5,689	10,397
Other	4,090	8,416
	$108,119	$96,070

As of December 31, 2014, SCG had a state tax credit carry forward of $3.0 million that will begin to expire in 2018 and a federal net operating loss carry forward of $5.8 million that will begin to expire in 2032.

(G)	PENSION AND OTHER BENEFITS

Disclosures pertaining to SCG's pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 "Compensation-Retirement Benefits".  SCG, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long‑term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•	Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.
•	Diversify investments within asset classes to maximize preservation of principal and minimize over‑exposure to any one investment, thereby minimizing the impact of losses in single investments.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans' assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2014 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  60% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  SCG currently expects to make pension contributions of approximately $5 million in 2015.  Such contribution levels will be adjusted, if necessary, based on actuarial calculations.

SCG applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension and postretirement plans.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the yield of a portfolio of high quality corporate bonds that could be purchased as of December 31, 2014 to produce cash flows matching the expected plan disbursements within reasonable tolerances.  The expected return is based upon a combination of historical performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments included in plan assets.  Average wage increases are determined from projected annual pay increases, which are used to determine the wage base used to project employees' pension benefits at retirement.  The health care cost trend rate is derived from projections of expected increases in health care costs.

SCG is utilizing a discount rate of 4.30% as of December 31, 2014 for all of its qualified pension plans, compared to 5.20% in 2013.  The decrease in the discount rate, which was due to changes in long-term interest rates, resulted in an increase to the projected benefit obligation of approximately $17 million from 2013 to 2014.  The discount rate for non-qualified pension plans as of December 31, 2014 was 4.20% compared to 4.90% in 2013.

The discount rate for SCG's postretirement benefits plans reflects the plan requirements and expected future cash flows.  For the SCG postretirement plan, the discount rate at December 31, 2014 was 4.20% as compared to a rate of 4.85% in 2013.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2014 pension expense would have increased or decreased inversely by $0.4 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2014 pension expense would have increased or decreased inversely by $1.3 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2014 other postretirement benefits plan expenses would have increased or decreased inversely by an immaterial amount.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2014 other postretirement benefits plan expenses would have increased or decreased inversely by $0.1 million.

During 2014, the Society of Actuaries issued its final updated mortality tables and projection scales.  SCG, in conjunction with its actuaries, performed an analysis to determine the appropriateness of adopting these tables and the

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

related mortality projections.  As a result, the SCG pension and postretirement plan liabilities as of December 31, 2014 reflect updated mortality assumptions.   The Plans have adopted the Society of Actuaries' new base table, with collar adjustments.  In addition, the Plans are using a projection scale more aligned and consistent with recent experience to estimate projected changes in future mortality.  The change in the mortality assumption increased the projected benefit obligations for the pension and other postretirement benefit plans as of December 31, 2014 by approximately $7 million and $1 million, respectively.  There was no impact on 2014 expense.

Also in 2014, SCG, in conjunction with its actuaries, completed an experience study of its demographic assumptions.  Such studies are undertaken periodically and encompass other demographic assumptions, such as termination, retirement and disability.  The changes resulting from the experience study decreased the projected benefit obligations for pension and other postretirement plans as of December 31, 2014 by approximately $8 million and $4 million, respectively.  There was no impact on 2014 expense.

Pension Plans

SCG has multiple qualified pension plans covering substantially all of their union and management employees.  SCG also has non‑qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or, for those hired on or after specified dates, cash balance plans.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, SCG has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers and directors of SCG.

Other Postretirement Benefits Plans

SCG provides other postretirement benefits for substantially all of their employees.  These benefits consist primarily of health care, prescription drug and life insurance benefits, for retired employees and their dependents.  The eligibility for these benefits is determined by the employee's date of hire, number of years of service, age and whether the employee belongs to a certain group, such as a union.  Dependents are also eligible at the employee's date of retirement provided the retired participant pays the necessary contribution.  These plans are contributory with the level of participant's contributions evaluated annually.  Benefits payments under these plans include annual caps for SCG participants hired after 1996.  Union employees hired after April 1, 2010 are not eligible for these benefits.  As such, SCG OPEB liabilities are not especially sensitive to increases in the healthcare trend rate.  These plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust accounts.  SCG did not make any contributions to these plans in 2014, nor does it currently plan to make a contribution in 2015.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan's assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan's assets and the accumulated postretirement benefit obligation.  SCG reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2014 and 2013, SCG has recorded regulatory assets of $12.1 million and regulatory liabilities of $3.6 million, respectively.

In accordance with ASC 715, SCG utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  SCG amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  SCG utilizes an

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, SCG does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of SCG's pension and other postretirement plans as of December 31, 2014 and 2013.  Plan assets and obligations have been measured as of December 31, 2014 and 2013.

	Pension Benefits		Other Post-Retirement Benefits

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$150,614	$162,426	$24,384	$26,985
Service cost	1,747	2,045	270	298
Interest cost	7,685	6,794	1,149	1,027
Actuarial (gain) loss	15,321	(12,657)	1,374	(955)
Benefits paid (including expenses)	(8,501)	(7,994)	(4,267)	(2,971)
Benefit obligation at end of year	$166,866	$150,614	$22,910	$24,384

Change in Plan Assets:
Fair value of plan assets at beginning of year	$119,925	$107,622	$7,494	$7,770
Actual return on plan assets	10,173	9,499	216	924
Employer contributions	2,773	10,798	-	-
Benefits paid (including expenses)	(8,501)	(7,994)	(1,543)	(1,200)
Fair value of plan assets at end of year	$124,370	$119,925	$6,167	$7,494

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$42,496	$30,689	$16,743	$16,890

Amounts Recognized in the Consolidated Balance Sheet consist of:
Non-current liabilities	$42,496	$30,689	$16,743	$16,890

Amounts Recognized as a Regulatory Asset (Liability) consist of:
Prior serive cost	-	-	696	841
Net (gain) loss	$13,668	$(786)	$(2,257)	$(3,662)
Total recognized as a regulatory asset (liability)	$13,668	$(786)	$(1,561)	$(2,821)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$166,863	$150,614	N/	A	N/	A
Accumulated benefit obligation	$157,131	$143,080	N/	A	N/	A
Fair value of plan assets	$124,370	$119,925	N/	A	N/	A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	4.30%		5.20%		N/	A	N/	A
Discount rate (Non-Qualified Plans)	4.20%		4.90%		N/	A	N/	A
Discount rate (Other Post-Retirement Benefits)	N/	A	N/	A	4.20%		4.85%
Average wage increase	3.50%		3.50%		N/	A	N/	A
Health care trend rate (current year)	N/	A	N/	A	7.00%		7.00%
Health care trend rate (2019-2028 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits		Other Post-Retirement Benefits

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,747	$2,045	$270	$298
Interest cost	7,685	6,794	1,149	1,027
Expected return on plan assets	(9,373)	(8,933)	(523)	(545)
Amortization of:
Prior service cost	-	-	145	-
Actuarial (gain) loss	112	535	(724)	(425)
Net periodic benefit cost	$171	$441	$317	$355

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset (Liability):
Net (gain) loss	$14,566	$(13,137)	$681	$(1,524)
Amortization of:
Current year prior service (credit)/ costs	-	-	(145)	841
Actuarial (gain) loss	(112)	(535)	724	425
Total recognized as regulatory asset (liability)	$14,454	$(13,672)	$1,260	$(258)

Total recognized in net periodic benefit costs and regulatory asset (liability)	$14,625	$(13,231)	$1,577	$97

Estimated Amortizations from Regulatory Assets (Liabilities) into Net Periodic Benefit Cost for the next 12 month period:
Amortization of prior service (cost) credit	$-	$-	$145	$145
Amortization of net (gain) loss	803	112	(267)	(596)
Total estimated amortizations	$803	$112	$(122)	$(451)

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	4.90-5.20%		4.00-4.25%		4.85%		4.00%
Average wage increase	3.50%		3.50%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		8.00%		8.00%
Health care trend rate (current year)	N/	A	N/	A	7.00%		7.50%
Health care trend rate (2019 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$86	$(68)
Accumulated post-retirement benefit obligation	$1,149	$(946)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits	Other Post-Retirement Benefits
	(In Thousands)
2015	$8,325	$1,738
2016	$8,528	$1,678
2017	$8,826	$1,650
2018	$9,010	$1,568
2019	$9,290	$1,514
2020-2022	$49,799	$6,815

Defined Contribution Retirement Plans/401(k)

SCG employees are eligible to participate in the UIL Holdings' Employee Stock Ownership Plan.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash which is subsequently invested according to the specific provisions of the plan.  The matching expense for both 2014 and 2013 was $0.6 million.

(H)	RELATED PARTY TRANSACTIONS

Inter-company Transactions

SCG receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries.  For the year ended December 31, 2014, SCG recorded inter-company expenses of $12.9 million.  Costs of the services that are allocated amongst SCG and other of UIL Holdings' regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2014 and 2013, the Consolidated Balance Sheet reflects inter-company receivables, included in accounts receivable of $2.7 million and $4.8 million, respectively, and inter-company payables, included in accounts payable of $6.7 million and $5.6 million, respectively.

Dividends/Capital Contributions

For the year ended December 31, 2014, SCG accrued dividends to UIL Holdings of $11.2 million.  There were no dividends accrued by SCG for the year ended December 31, 2013.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

(J)	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, SCG is involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management's assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, SCG accrues a reserve and discloses the reserve and related matter.  SCG discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, SCG cannot assure you that it's assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on its results of operations or cash flows.

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, we may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Significant environmental issues known to SCG at this time are described below.

Site Decontamination, Demolition and Remediation Costs

SCG owns or has previously owned properties where Manufactured Gas Plants (MGPs) had historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  SCG has or had an ownership interest in one or more such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators' involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2014 and no amount of loss, if any, can be reasonably estimated at this time.  In the past, SCG has received approval for the recovery of MGP-related remediation expenses from customers through rates and will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

SCG owns properties on Housatonic Avenue in Bridgeport and on Chapel Street in New Haven, both of which are former MGP sites.  Costs associated with the remediation of the sites could be significant and will be subject to a review by PURA as to whether these costs are recoverable in rates.  SCG cannot presently reasonably estimate the costs or range of costs of remediation or the likelihood of recoverability.  As a result, as of December 31, 2014, no liabilities related to these properties have been recorded.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

(K)	FAIR VALUE MEASUREMENTS

As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  SCG's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value SCG's financial assets and liabilities, other than pension benefits and OPEB, as of December 31, 2014 and December 31, 2013.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In Thousands)
December 31, 2014
Assets:
Noncurrent investments	$10,832	$-	$-	$10,832

Liabilities:
Long-term debt	$-	$273,675	$-	$273,675

Net fair value assets/(liabilities), December 31, 2014	$10,832	$(273,675)	$-	$(262,843)

December 31, 2013
Assets:
Noncurrent investments	$10,280	$-	$-	$10,280

Liabilities:
Long-term debt	$-	$251,669	$-	$251,669

Net fair value assets/(liabilities), December 31, 2013	$10,280	$(251,669)	$-	$(241,389)

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

The following tables set forth the fair values of SCG's pension and OPEB assets as of December 31, 2014 and 2013.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2014	(In Thousands)

Pension assets
Mutual funds	$-	$118,340	$-	$118,340
Hedge funds	-	-	6,030	6,030
	-	118,340	6,030	124,370
OPEB assets
Mutual funds	6,167	-	-	6,167

Fair value of plan assets, December 31, 2014	$6,167	$118,340	$6,030	$130,537

December 31, 2013

Pension assets
Mutual funds	$-	$113,875	$-	$113,875
Hedge funds	-	-	6,050	6,050
	-	113,875	6,050	119,925
OPEB assets
Mutual funds	7,494	-	-	7,494

Fair value of plan assets, December 31, 2013	$7,494	$113,875	$6,050	$127,419

The determination of fair values of the Level 2 co-mingled mutual funds and the Level 3 hedge fund were based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) Pension and Other Benefits.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2014 and 2013.

Year Ended December 31, 2013
(In Thousands)
Pension assets-Level 3, December 31, 2013	$6,050
Unrealized/Realized gains and (losses), net	(20)
Pension assets-Level 3, December 31, 2014	$6,030

Year Ended December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2012	$4,750
Unrealized/Realized gains and (losses), net	384
Purchases	916
Pension assets-Level 3, December 31, 2013	$6,050

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (continued)

(L)	SUBSEQUENT EVENTS

On February 25, 2015, SCG's parent, UIL Holdings, announced that it had entered into a definitive merger agreement with Iberdrola USA under which Iberdrola USA will acquire UIL Holdings and create a newly listed U.S. publicly-traded company.  In connection with the merger, each issued and outstanding share of the common stock of UIL Holdings (other than the issued shares of UIL Holdings common stock that are owned by UIL Holdings, which will be automatically cancelled at the time the merger is consummated) will be converted into the right to receive one validly issued share of common stock of the newly listed company and $10.50 in cash.  Immediately following the consummation of the merger, former holders of UIL Holdings' common stock will own approximately 18.5% of the newly listed company.  UIL Holdings currently expects that the transaction will close by the end of 2015.  There are no assurances that the proposed merger with Iberdrola USA will be consummated on the currently expected timetable or at all.

Further information concerning the proposed merger will be included in a joint proxy statement/prospectus contained in a registration statement on Form S-4 to be filed with the United States Securities and Exchange Commission in connection with the proposed merger.